EXHIBIT 99.1

FOR IMMEDIATE RELEASE

R.G. BARRY/DEARFOAMS REPORTS STRONG 2nd QUARTER/1st HALF RESULTS

PICKERINGTON, Ohio – Tuesday, February 9, 2010 – Accessory footwear marketer R.G. Barry Corporation (Nasdaq:DFZ) today reported a 36.0 percent increase in net earnings on a 13.8 percent increase in net sales for its second quarter, ended January 2, 2010.

For the quarter, the Company reported:
•	Net earnings of $8.2 million or $0.76 per basic share and $0.74 per diluted share compared to $6.1 million, or $0.57 per basic share and $0.56 per diluted share, in the second quarter of fiscal 2009;
•	Net sales of $55.6 million compared to $48.9 million reported for the corresponding period of fiscal 2009;
•	Gross profit as a percent of net sales in the quarter was 43.1 percent versus 39.5 percent in the comparable quarter of fiscal 2009; and
•
Selling, general and administrative expenses of $10.8 million were down fractionally as a percentage of net sales but up $1.1 million versus the equivalent quarter of fiscal 2009, as detailed in the management comments portion of this news release.

For the first half, the Company reported:
•	Net earnings of $10.5 million, or $0.97 per basic and $0.96 per diluted share, versus net earnings of $7.2 million, or $0.67 per basic and diluted share, in the comparable period one year ago;
•	Net sales for the period rose 14.0 percent to $85.0 million versus $74.5 million in the first half one year ago;
•	Gross profit as a percent of net sales increased to 42.6 percent from 39.5 percent in the comparable six months of fiscal 2009; and
•
Selling, general and administrative expenses were $19.6 million, up $1.3 million versus the comparable period last year, but down 150 basis points as a percentage of net sales for the half, as detailed in the management comments portion of this news release.

The balance sheet continues to reflect the benefits of the Company’s flexible business model and growth strategies.
•	Cash and short-term investments increased to $37.4 million, up $9.5 million from one year ago.

—more—

R.G. Barry 2nd Quarter – page 2

•	Inventory was $16.9 million, up $1.9 million from one year ago; and
•	Net shareholders’ equity increased to $57.3 million from $53.6 million at the end of the second quarter of fiscal 2009.

Management Comments
“We continue executing at a level that places us among the best in our industry,” said Greg Tunney, President and Chief Executive Officer. “Our year-over-year, double-digit net sales increase and higher profitability stem from the strong sell-through we experienced across most retail channels during our first half. We take great pride in the fact that this healthy performance is being measured against our results from the equivalent period last year, which were among the best reported in our sector. We view today’s results as a reaffirmation of the ability of our business model to adapt and perform well, even during uncertain economic times.”

“We are very pleased with the strength of our first-half performance,” added José Ibarra, Senior Vice President Finance and Chief Financial Officer. “The benefits of lower product costs, resulting primarily from the increased availability of manufacturing capacity and lower oil prices, have allowed us to achieve a first half gross profit percentage of net sales that is above our 40 percent annual target.

“Our selling, general and administrative costs, while up on a dollar basis, are slightly lower as a percentage of net sales for both the quarter and half. These increased overhead dollars principally reflect our increased investment in advertising and marketing for the Dearfoams brand. We will offset some of this investment spending by continuing to take advantage of operational efficiencies elsewhere in the business,” Mr. Ibarra said.

Conference Call/Webcast Today
R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 11:00 a.m. EST today. Management will discuss the Company's performance, its plans for the future and will accept questions from participants. To listen via the Internet, log on to <http://www.videonewswire.com/event.asp?id=65297>.

The conference call will also be available at 800.860.2442 (U.S.), 866.605.3852 (Canada) and +1.412.858.4600 (international) until five minutes before starting time.

Replays of the call and a written transcript will be posted on the Company’s Website www.rgbarry.com under the “Investor Room” section. Replays will also be available beginning approximately one hour after the call and through Friday, February 19 at 1-877-344-7529 (U.S.) and 1-412-317-0088 (international).  Ask for conference number 437084.

About R.G. Barry Corporation

R.G. Barry Corporation, the Dearfoams® company, is one of the world’s leading developers and marketers of accessory footwear. Visit us online at www.rgbarry.com to learn more about our business.
—more—

R.G. Barry 2nd Quarter – page 3

Forward-Looking Statements
Some of the statements in this news release contain forward-looking statements that involve substantial risks and uncertainties.  You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “could,” “should,” “anticipate,” “believe,” “estimate,” or words with similar meanings.  Any statements that refer to projections of our future performance, anticipated trends in our business and other characterizations of future events or circumstances are forward-looking statements.  These statements, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, are based upon our current plans and strategies and reflect our current assessment of the risks and uncertainties related to our business. These risks could include, but are not limited to, things such as: our continuing ability to source products from third parties located outside North America; competitive cost pressures; the loss of retailer customers to competitors, consolidations, bankruptcies or liquidations; shifts in consumer preferences; the impact of the highly seasonal nature of our business upon our operations; inaccurate forecasting of consumer demand; difficulties liquidating excess inventory; disruption of our supply chain or distribution networks; and our investment of excess cash in certificates of deposit and other non-auction rate marketable securities. You should read this news release carefully, because the forward-looking statements contained in it (1) discuss our future expectations; (2) contain projections of our future results of operations or of our future financial condition; or (3) state other “forward-looking” information.  The risk factors described in this news release, our Quarterly Report on Form 10-Q and our other filings with the Securities and Exchange Commission, in particular “Item 1A. Risk Factors” of Part I of our Annual Report on Form 10-K for the fiscal year ended June 27, 2009 (the “2009 Form 10-K”), give examples of the types of uncertainties that may cause actual performance to differ materially from the expectations we describe in our forward-looking statements. If the events described in “Item 1A. Risk Factors” of Part I of our 2009 Form 10-K occur, they could have a material adverse effect on our business, operating results and financial condition. You should also know that it is impossible to predict or identify all risks and uncertainties related to our business. Consequently, no one should consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. Any further disclosures in our filings with the Securities and Exchange Commission should also be considered.

Contact:
Roy Youst, Director Investor & Corp. Communications     614.729.7275
José G. Ibarra, Senior Vice President Finance/CFO            614.864.6400

—financial charts follow—

R.G. Barry 2nd Quarter – page 4

R.G. BARRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except for per share data)

	Fourteen	Thirteen		Twenty-seven	Twenty-six
	weeks ended	weeks ended		weeks ended	weeks ended
	(unaudited)	(unaudited)	% Increase	(unaudited)	(unaudited)	% Increase
	January 2, 2010	December 27, 2008	Decrease	January 2, 2010	December 27, 2008	Decrease
Net sales	$55,574	$48,853	13.8%	$85,023	$74,482	14.2%
Cost of Sales	31,612	29,569	6.9%	48,770	45,038	8.3%
Gross profit	23,962	19,284	24.3%	36,253	29,444	23.1%

Gross profit (as percent of net sales)	43.1%	39.5%		42.6%	39.5%

Selling, general and administrative expenses	10,776	9,668	11.5%	19,586	18,256	7.3%

Operating profit	13,186	9,616	37.1%	16,667	11,188	49.0%

Interest income, net	27	87	-69.0%	176	232	-24.1%

Earnings, before income tax expense	13,213	9,703	36.2%	16,843	11,420	47.5%

Income tax expense	4,987	3,653	36.5%	6,353	4,265	49.0%

Net earnings	$8,226	$6,050	36.0%	$10,490	$7,155	46.6%

Earnings per common share
Basic	$0.76	$0.57	33.3%	$0.97	$0.67	44.8%
Diluted	$0.74	$0.56	32.1%	$0.96	$0.67	43.3%

Average number of common shares outstanding
Basic	10,857	10,609		10,836	10,602
Diluted	11,042	10,712		10,981	10,717

CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	(unaudited)	(unaudited)	(audited)
	January 2, 2010	December 27, 2008	June 27, 2009

ASSETS
Cash & Short term investments	$37,351	$27,893	$39,236
Accounts Receivable, net	21,394	17,056	9,503
Inventory	16,839	14,931	8,499
Prepaid expenses and other current assets	2,117	1,651	3,344
Total current assets	77,701	61,531	60,582

Net property, plant and equipment	3,895	3,789	3,743

Other assets	10,825	9,065	10,758
Total Assets	$92,421	$74,385	$75,083

LIABILITIES & SHAREHOLDERS' EQUITY
Short-term notes payable	1,844	2,290	1,840
Accounts payable	7,382	4,662	3,887
Other current liabilities	6,243	2,176	3,979
Total current liabilities	15,469	9,128	9,706

Long-term debt	49	140	97
Accrued retirement costs and other	19,565	11,556	19,372
Shareholders' equity, net	57,338	53,561	45,908
Total liabilities & shareholders' equity	$92,421	$74,385	$75,083